Exhibit 99.1

MYOS Corporation Reports Fourth Quarter and Year End
Financial Results for 2012

CEDAR KNOLLS, NJ – April 1, 2013 - MYOS Corporation (OTCBB: MYOS), a company focused on the discovery, development and commercialization of muscle health nutritional supplements, functional foods, and therapeutic products, today announced its financial results for the fourth quarter and twelve months ended December 31, 2012.

“The successful launch of our first product through the distribution agreement we signed during 2012 and the recently released positive study results confirming the beneficial effect of MYO-T12 on suppressing myostatin levels have established a solid foundation for future growth at MYOS,” said Glen Fleischer, Chief Executive Officer of MYOS. “Sales data from our distribution partner strengthens our belief in the strong growth potential for MYO-T12 formulations, the first clinically-demonstrated natural myostatin inhibitor.

“During the year ahead we will continue to build on this foundation as we work toward our goal of sustainable and accelerated revenue growth,” added Mr. Fleischer. “Currently, we are actively pursuing three critical initiatives, and working in parallel to insulate our business from competition through strong, comprehensive layers of intellectual property protection. The critical initiatives are: 1) significantly advance the science behind MYO-T12 to demonstrate efficacy in chronic clinical studies with leading academic institutions, 2) refine and optimize the product through advanced food science coupled with our expertise in protein chemistry, all in close proximity to the core consumer target for muscle health products, and 3) secure an advantaged supply chain with the capacity and cost structure to fully support our future revenue growth as an emerging muscle science company.”

For the fourth quarter of 2012 ended December 31, 2012, the Company reported revenue of approximately $177,000 compared to revenue of approximately $44,000 for the fourth quarter of 2011. The loss from operations was approximately $(1.0) million for the fourth quarter of 2012 compared to approximately $(0.9) million for the fourth quarter of 2011. Net loss for the fourth quarter of 2012 was approximately $(1.0) million compared to approximately $(1.8) million for the fourth quarter of 2011. Included in the fourth quarter of 2011 was an impairment charge of approximately $2.7 million related to the carrying value of intellectual property that was partially offset by a gain in the fair value of warrants of approximately $1.8 million.

For the twelve months ended December 31, 2012, the Company reported revenue of approximately $912,000 compared to revenue of approximately $100,000 for the twelve months of 2011. The loss from operations was approximately $(3.0) million for the twelve months of 2012 compared to approximately $(4.6) million for the twelve months of 2011. Net loss for the full year of 2012 was approximately $(3.9) million compared to approximately $(5.6) million for the full year of 2011. Included in the twelve months of 2011 was an impairment charge of approximately $2.7 million related to the carrying value of intellectual property and a write-down of approximately $2.4 million in the value of warrants then outstanding partially offset by a gain in the fair value of warrants outstanding of approximately $4.1 million.

About MYOS Corporation

MYOS is a development stage company focused on the discovery, development and commercialization of products that improve human muscle health and performance.  MYOS is the owner of MYO-T12, the first clinically demonstrated natural myostatin inhibitor.  Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery.  MYO-T12 is manufactured to optimize biological activity, which MYOS believes has the potential to redefine existing standards for muscle health.  For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

Forward-Looking Statements

Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12 and its effects on myostatin inhibition, successfully achieving our critical initiatives described in this release, product and customer demand, market acceptance of our products, the ability to create new products, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

For additional information contact:
Stephanie Prince/Jody Burfening
LHA
(212) 838-3777
sprince@lhai.com